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[LOGO] BOGEN
COMMUNICATIONS INTERNATIONAL, INC.


                             FOR IMMEDIATE RELEASE
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                    BOGEN COMMUNICATIONS INTERNATIONAL, INC.
                    ----------------------------------------
                     ANNOUNCES COMMENCEMENT OF TENDER OFFER
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Ramsey, New Jersey, November 5, 2001 - Bogen Communications International, Inc.
(Nasdaq: BOGN) ("Bogen") announced today that it is commencing its previously announced modified "Dutch Auction" tender offer for 1,500,000 shares of its common stock at a price per share of $2.50 - $3.00.

Under the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price within the $2.50 to $3.00 price range. Based on the number of shares tendered and the prices specified by the tendering shareholders, Bogen will determine the lowest per share price within the range that will enable it to buy 1,500,000 shares, or such lesser number of shares that are properly tendered. If holders of more than 1,500,000 shares properly tender their shares at or below the determined price per share, Bogen will purchase shares tendered by the holders, at the determined price per share, on a pro rata basis. The Company may, at its election, give preference to shares tendered by "odd lot" holders. Shareholders whose shares are purchased in the offer will be paid the determined purchase price net in cash, without interest, after the expiration of the offer period. The offer is not contingent upon any minimum number of shares being tendered. The offer is subject to a number of other terms and conditions specified in the offer to purchase that is being distributed to shareholders.

The offer will expire at 5:00 p.m., New York City time, on Tuesday, December 4, 2001, unless extended by Bogen.

The information agent is MacKenzie Partners, Inc. None of Bogen, its board of directors, and the information agent is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares in the tender offer. Shareholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by Bogen.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Bogen common stock. The offer is being made solely by the Offer to Purchase and the related Letter of Transmittal. Investors are urged to read Bogen's Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (the "SEC") in connection with the tender offer, which includes as exhibits the Offer to Purchase and the related Letter of Transmittal, as well as any amendments or supplements to the Statement when they become available, because they contain important information. Each of these documents has been or will be filed with the SEC, and investors may obtain them for free from the SEC at the SEC's website (www.sec.gov) or from MacKenzie Partners, Inc., the information agent for the tender offer, by directing such request to: MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York, 10005, telephone (212) 929-5500 or (800) 322-2885.

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Bogen Communications International                                        Page 2
November 5, 2001


ABOUT BOGEN
Bogen Communications International, Inc., based in Ramsey, New Jersey and Munich, Germany, develops, manufactures, and markets telecommunications peripherals, sound processing equipment, and Unified Messaging products and services. Bogen's products are sold to commercial, industrial, professional and institutional customers worldwide.

         Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties. Many factors could cause Bogen to delay or modify its self-tender offer, including the following: changes in its stock price, changes in its operating results, general market conditions, new technological developments, competition, potential acquisitions and divestitures, and tax or regulatory requirements. Certain of these risks, factors and other considerations are detailed from time to time in Bogen's reports on file at the Securities and Exchange Commission, including Bogen's Form 10-K for the fiscal year ended December 31, 2000 and 10-Q for the quarter ended June 30, 2001.The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Contact:
BOGEN COMMUNICATIONS INTERNATIONAL, INC
Michael P. Fleischer, President
Maureen A. Flotard, CFO and VP-Finance
(201) 934-8500
www.bogen.com

Information Agent:
MACKENZIE PARTNERS, INC.
Grace M. Protos, Senior Vice President.
(212) 929-5